             SCHEDULE 14A--INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                     INFORMATION RESOURCE ENGINEERING, INC.
                (Name of Registrant as Specified in its Charter)

                   ------------------------------------------
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)      Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

         2)      Form, Schedule or Registration Statement No.:

         3)      Filing Party:

         4)      Date Filed:

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                           BALTIMORE, MARYLAND 21236


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JULY 10, 1998 AT 10:30 A.M.


TO THE SHAREHOLDERS OF INFORMATION RESOURCE ENGINEERING, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INFORMATION RESOURCE ENGINEERING, INC. (the "Company") will be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 at 10:30 a.m. on July 10, 1998 for the following purposes:

1. To elect five (5) directors, each to hold office for a term of one (1) year or until their respective successors shall have been duly elected or appointed; and
2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Company's Common Stock, $.01 par value (the "Common Stock") is the only issued and outstanding class of stock. Only holders of shares of Common Stock of record on the Company's books at the close of business on May 22, 1998 will be entitled to vote at the meeting. All such shareholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

         Enclosed is a copy of the Annual Report on Form 10-K for the year ended December 31, 1997 along with a proxy statement and a proxy card.

         It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.


         SUCH SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.


                                        By Order of the Board of Directors,
                                        David A. Skalitzky
                                        Secretary


April 30, 1998
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                           BALTIMORE, MARYLAND 21236


                                PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 10, 1998

                     SOLICITATION AND REVOCATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management of INFORMATION RESOURCE ENGINEERING, INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on July 10, 1998 and at any postponements or adjournments thereof. This material is first being mailed to shareholders on or about May 29, 1998.

         The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

         A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a shareholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and the proposal contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain".

         Shares of common stock, of which 5,463,727 shares were issued and outstanding as of April 29, 1998, are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 22, 1998 will be entitled to notice of, and to vote at the meeting. Any such shareholder may vote his shares either in person or by his duly authorized proxy.

                             ELECTION OF DIRECTORS

         Five directors are to be elected by the holders of the Common Stock to serve until the next annual meeting of shareholders and until their successors have been elected and qualify. Certain information concerning the nominees for election at the annual meeting, each of whom is presently a director, except for Mr. Brooks, who is being nominated for election for the first time, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

         The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:

 NOMINEE                      AGE               Office                                   Director Since
 -------                      ---               ------                                   --------------
 Anthony A. Caputo            56                Chairman, Chief Executive Officer        1986
                                                and President

 Thomas A. Brooks             61                Director                                 -

 Ira A. Hunt, Jr.             73                Director                                 1990

 Douglas E. Kozlay            58                Director                                 1983

 Bruce R. Thaw                45                Director                                 1990

         Anthony A. Caputo, the Chairman, Chief Executive Officer and President of the Company, invested in the Company in 1986, and became a director in November 1986. In 1982, Mr. Caputo founded another computer security firm TACT Technology, as a division of a public company, and after securing outside funding through a $3.0 million limited partnership in 1984, managed TACT as a separate company. Mr. Caputo resigned from TACT Technology in November 1986 to join the Company. Mr. Caputo has over 20 years' experience in the computer industry, in marketing and management capacities. In June 1993, Mr. Caputo was named Maryland's High Tech Entrepreneur of the Year, an annual award sponsored by organizations including Inc. Magazine, Ernst and Young LLP and Merrill Lynch. He has served as an officer of several publicly traded companies including International Mobile Machines Inc., Comshare, Inc. and Value Software, now part of Computer Associates, Inc. Currently, Mr. Caputo is also a director of CardGuard International , Inc., a privately held company focused on developing fingerprint identification technology.

         Thomas A. Brooks held various executive positions with AT&T from 1991 through 1998. In 1992 he was appointed Director of the Special Accounts Business Unit of Federal Systems Advanced Technologies ("FSAT"). In 1993 he became acting Vice President, Information Systems within FSAT. In January 1994 he became Senior Vice President, AT&T Paradyne, and General Manager of AT&T Secure Products Business Unit. In January 1996 he was appointed Vice President of AT&T Government Markets and President of AT&T Technical Services Company. He served 32 years as an U.S. Navy Intelligence officer, retiring from active military service as a Rear Admiral and Director of Naval Intelligence in 1991. He is a member of the Federal Government Defense Policy Board. In 1995, President Clinton appointed him as one of three members of the Security Policy Advisory Board. He also serves on advisory boards for the Defense Intelligence Agency and the Office of Naval Intelligence. Mr. Brooks is a graduate of Fordham University, with. a Masters degree from Fairleigh Dickenson University. He has done post Masters studies at George Washington University and the University of California and has published several articles in various publications. He serves on the Board of Directors of Navy Mutual Aid Association and several Intelligence professional associations.

         Ira A. Hunt, Jr. has been a director of the Company since December 1990. Mr. Hunt is a graduate of the U.S. Military Academy, West Point, New York. He served 33 years in various command and staff positions in the U.S. Army, retiring from active military service as a Major General in 1978. Subsequently he was President of Pacific Architects and Engineers in Los Angeles, California and a Vice President of Frank E. Basil, Inc. in Washington, D.C. Mr. Hunt has a Masters of Science degree in civil engineering from the Massachusetts Institute of Technology; an MBA from the University of Detroit; a Doctor of the University degree from the University of Grenoble, France; and a Doctor of Business Administration degree from George Washington University.

         Douglas E. Kozlay is the co-founder, and was President, of the Company from 1983 until March 1993. Mr. Kozlay's principal responsibilities include serving as the Company's chief technical officer providing guidance and advice on product architecture to the Chief Executive Officer and performing engineering functions as required. Mr. Kozlay has been a director of the Company since its inception. From 1979 to 1982 Mr. Kozlay served as President of EMAX, Inc., a company which designed and marketed data acquisition and control systems. Previously, Mr. Kozlay has served as a manager of a research and development laboratory for the U.S. National Security Agency and design engineer for IBM Corporation. In 1982 Mr. Kozlay was Director of Industrial Automation for EMC Controls. He currently teaches graduate level courses in robotics at Loyola College of Baltimore.

         Bruce R. Thaw has been a director of the Company since December 1990. From 1987 to the present, Mr. Thaw has served as general counsel to the Company. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Amtech Systems, Inc., a publicly traded company engaged in the semiconductor industry, and Nastech Pharmaceutical Company, Inc., a publicly traded company engaged in drug delivery technology.

         The Company's Board of Directors has established an Audit Committee, which is comprised of Ira A. Hunt, Jr. and Bruce R. Thaw. The purpose of this Committee is to review with the Company's independent auditor KPMG Peat Marwick, and the Chief Financial Officer of the Company, the financial controls and practices of the Company and the plans for and results of the audit engagement.

         The Company does not have a nomination or similar committee. The total number of board meetings held during the fiscal year ended December 31, 1997 was four. Each director attended at least 75% of the aggregate number of meetings of the Board and any committee of which they served during the fiscal year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS

         The following table sets forth as of April 29, 1998 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, by each director and nominee for director, by each of the current executive officers named in the Summary Compensation Table and by all executive officers and directors of the Company as a group.

                                          Numer of shares
Name (and Address of 5% owners)        beneficially owned (1)                Percent
-------------------------------        ----------------------                -------
Anthony A. Caputo (2)                        609,600                          11.2%
8029 Corporate Drive
Baltimore, MD


Bruce R. Thaw (3)                            256,000                           4.7%

Gary L. McGreal (2)                          164,686                           3.0%

Douglas E. Kozlay (2)                        131,800                           2.4%

Ira A. Hunt, Jr. (2)                          33,000                            (4)

Dubhe Beinhorn (2)                            11,666                            (4)

Michael M. Kaplan (2)                         10,000                            (4)

Thomas A. Brooks                               1,000                            (4)

All Executive Officers and Directors         1,300,738                         23.8%
as a Group (12 persons) (2)


---------------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants held by such person (but not those held by any other person) and which are execrable within 60 days have been exercised.
(2) Includes shares issuable pursuant to outstanding stock options that may be exercised within 60 days as follows: 15,000 shares for Mr. Caputo; 4,000 shares for Mr. McGreal; 11,000 shares for Mr. Kozlay; 30,000 shares for Mr. Hunt;

         11,666 shares for Ms Beinhorn; 10,000 shares for Mr. Kaplan; and 142,966 shares for all officers and directors as a group.
(3) Includes 30,000 shares issuable pursuant to outstanding stock options with the Company that may be exercised within 60 days and 6,000 shares owned by Mr. Thaw's spouse, as to which Mr. Thaw disclaims beneficial ownership.
(4)      Represents less than 1% of the outstanding shares of Common Stock.

         Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 1997 by its executive officers and directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to (I) the Company's Chief Executive Officer and (2) the other four most highly compensated executive officers of the Company whose aggregate cash compensation in fiscal year 1997 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                                                Compensation
                                                    Annual Compensation                            Awards
                                        ---------------------------------------------------     -------------
                                                                             Other Annual
  Name and Principal                    Salary               Bonus           Compensation           Options
       Position            Year          ($)                  ($)               ($) (1)            (Shares)
---------------------     ------      ----------           ---------       ----------------     --------------
  Anthony A. Caputo,       1997        250,000               82,500                0                50,000
   Chairman, Chief         1996        225,000                    0                0                     0
  Executive Officer        1995        150,486              135,000                0                 5,000
    and President

  Michael M. Kaplan,       1997        150,000               42,500                0                     0
Senior Vice President,     1996        131,827           138,291(2)                0                50,000
      Technology

   Dubhe Beinhorn,         1997        141,562            50,000(3)                0                10,000
   Vice President,         1996         17,187                    0                0                35,000
 International Sales

   Gary L. McGreal,        1997         95,333               35,703                                 10,000
   Vice President,         1996         80,000               37,692                                 10,000
      Marketing            1995         80,000               27,598                                 10,000

  Charles D. Brown,        1997        120,000               25,481                0                40,000
  Former Senior Vice       1996        115,384               37,692                0                20,000
 President, Sales (4)      1995        100,000               27,538                0                20,000

---------------------------

(1) Perquisites and other personal benefits to the named executive officers were less than either $50,000 or 10% of the total annual Salary and Bonus reported for the named executive officers, and therefore, information has not been included.
(2) Includes a one-time sign on bonus of $125,000. Mr. Kaplan became an employee of the Company in January 1996.
(3) Represents a one-time sign on bonus. Ms Beinhorn became an employee of the Company in November 1996.
(4)      Mr. Brown resigned as employee of the Company on January 6, 1998.

INCENTIVE STOCK OPTION PLAN

         Under the Company's Incentive Stock Option Plan (the "Plan") options to purchase a maximum of 1,496,000 shares of Common Stock of the Company (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. Currently, there are 994,599 such options granted and outstanding, 47,700 options have been exercised and 453,701 options are available for future grants The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has discretion as to the persons to be granted options, the number of shares subject to the options and terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Internal Revenue Code of 1986, as amended.

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

401(k) PENSION PLAN

         The Company established a defined contribution pension plan effective January 1, 1991 (the "Plan") for employees who have completed three months of service with the Company. The Plan is administered by the Company and permits pre-tax contributions to the Plan by participants pursuant to Section 401(k) of the Internal Revenue Code (the "Code") of 3% to 10% of base compensation up to the maximum allowable contribution as determined by the Code. The Company matches participants' contributions on a discretionary basis. The Company may also make additional discretionary contributions. To date, the Company has made no matching contributions to the Plan.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

         During 1997, the Company granted stock options for 600,250 shares to sixty four persons. The following table provides information related to the number of stock options granted to the named executive officers.


                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                         Price Appreciation
                                    Individual Grants                                   for Option Term (2)
----------------------------------------------------------------------------------   -------------------------
                          Number of      % of Total
                         Securities       Options        Exercise
                         Underlying      Granted to      or Base
                          Options       Employees in      Price       Expiration
        Name             Granted (#)     Fiscal Year     ($/Sh)          Date          5% ($)        10% ($)
-------------------     -------------  --------------   ----------   ------------    ----------     ----------
Anthony A. Caputo          50,000           8.3            8.25        3/27/02         113,966        251,835


Dubhe  Beinhorn            10,000           1.7           6.375        12/23/04         25,953        60,481


Gary L. McGreal            10,000           1.7           10.125       10/24/04         41,219        96,058


Charles D. Brown           20,000           3.3            8.50        5/02/04          69,207        161,282
                           20,000           3.3           10.125       10/24/04         82,438        192,115


-----------------------------

(1)      No Stock Appreciation Rights were granted by the Company in 1997.
(2) The potential realizable value has been calculated in conformity with Security and Exchange Commission proxy statement disclosure rules and is not intended to forecast possible future appreciation of the Common Stock. No gain to the options is possible without stock price appreciation, which will benefit all stockholders. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

         On February 4, 1998, in order to stimulate employee efforts in promoting the growth, efficiency and profitability of the Company, it offered 66 employees who had received stock options during 1996 and 1997, the opportunity to exchange their options for a new option for the same number of shares and option term, but with a new vesting schedule and a per share exercise price of $6.50, the last reported sale price on that date. The offer was accepted by 58 employees who held options aggregating 235,750 shares at per share exercise prices ranging from $8.50 to $13.875. The directors and the executive officers of the Company were not eligible to participate in this offering.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

         There were no stock options exercised during 1997 by any director or executive officer of the Company. The following table provides information with respect to the number and value of stock options held at fiscal year-end by the named executive officers:

                          Number of Securities Underlying        Value of Unexercised In-the-
                              Unexercised Options at                  Money Options at
                              December 31, 1997 (#)               December 31, 1997 ($) (2)
                        ---------------------------------   -----------------------------------

      Name                Exercisable     Unexercisable        Exercisable    Unexercisable
------------------      --------------   ----------------   ---------------  ------------------
Anthony A. Caputo           15,000           40,000                 0              0

Michael M. Kaplan           10,000           40,000                 0              0

Dubhe Beinhorn              11,666           33,334                 0              0

Gary L. McGreal              4,000           26,000                 0              0

Charles D. Brown            12,000           68,000                 0              0


-----------------------------

(1) No Stock Appreciation Rights ("SARs") were exercised by any Company employee, executive officer or director in 1997, and there are no outstanding SARs held by any employee, executive officer or director of the Company.
(2) The value of unexercised stock options at December 31, 1997 is based on the last reported sale price of $6.031 for the Common Stock as reported by the NASDAQ National Market on that date.

COMPENSATION OF DIRECTORS

         The Company has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending those meetings. On December 23, 1997, the Board approved the grant of a stock option on January 2, 1998 for 15,000 shares at a per share price of $6.125, the last reported sales price on that date, to each of the directors who are not employees of the company (Messrs. Hunt and Thaw). The options have a three year term and are fully vested. In addition, a director who is not an employee of the Company will receive an annual stock option grant for a minimum of 5,000 shares which will be priced at the last reported sale price on the date of the grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         In March 1997, the Company and Mr. Caputo entered into a five year employment agreement. Pursuant to the terms of the agreement, Mr. Caputo is to receive an annual salary of $250,000 adjusted annually based on a review by the Compensation Committee with a minimum annual increase of ten percent. Mr. Caputo is also entitled to incentive compensation of up to one-half his base salary upon attainment of the Company's business objectives as set forth in the Company's annual business plan. As further compensation, Mr. Caputo was issued on March 27, 1997, a five year stock option to purchase 50,000 shares of the Company's Common Stock at a per share price of $8.25 which was 110% of the last reported sales price on that date. The option vests at 20% per full year of service.

         In November 1986, the Company and Mr. Kozlay entered into a five year employment agreement, which was renewable and has been renewed for successive one year periods. Mr. Kozlay's current annual compensation pursuant to the agreement is $105,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee (the "Committee") is composed of a majority of independent outside directors. The Committee for fiscal year 1997 consisted of Anthony A. Caputo, the Company's Chairman, Chief Executive Officer and President and Directors Ira A. Hunt, Jr. and Bruce R. Thaw. Bruce R. Thaw is general counsel to the Company. See "Certain Relationships and Related Transactions".

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Committee establishes the general compensation policies of the Company, specific compensation for each executive officer of the Company and administers the Company's Stock Option Plan. The Company's intent as administered through the Committee is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's typical executive compensation package consists of three components: (1) base salary; (2) incentive cash bonuses; and
(3) stock options.

Base Compensation

         The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Bonuses

         In addition to base salary, executives are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the Company's Chairman and Chief Executive Officer review each executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within the Company. In addition, for all executives, the Committee with the assistance of the Company's Chief Financial Officer, reviews the Company's actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for employees other than executive officers.

Stock Option Grants

         The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the shareholders of the Company. In awarding option grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compensation for the Chief Executive Officer in 1997

         The Committee based its compensation recommendations for 1997 primarily upon the operating results for 1996. The Committee approved an annual salary for Mr. Caputo of $250,000 for 1997 and a bonus plan that could pay up to a maximum of 100% of that annual salary at the discretion of the Committee. In determining the total bonus to be paid to Mr. Caputo, quantitative criteria included business strategy, growth of the Company, development of new products, productivity improvement, customer satisfaction and financial performance. In making compensation decisions based on the quantitative criteria set forth above, the Committee believes that the compensation paid to Mr. Caputo is closely tied to the performance of the Company. Since the Company made significant progress in achieving its financial and new product development plans, the Company paid a bonus of $135,000 to Mr. Caputo in 1997.

Summary

         The Committee believes that the executive compensation aligns the interests of Management with that of shareholders and focuses Management's attention on the long-term successful operation of the Company. Each executive officer and the directors have received stock options to purchase shares of Common Stock. In addition, Mr. Caputo is a significant shareholder of the Company. Consequently, a significant portion of their compensation is at risk based on the Common Stock price performance and maintenance of value in the marketplace.

             Anthony A. Caputo, Ira A. Hunt, Jr. and Bruce R. Thaw

ADVISORY BOARD

         In January 1997, the Company announced the formation of an advisory board aimed at assisting the Company in building shareholder value by facilitating growth. Established as part of an overall strategy to manage and maintain Company expansion, the advisory board will work as an integral part of the Company's planning team in conjunction with the Company's executive officers and directors. The advisory board is chaired by former United States Treasury Secretary William E. Simon. Other members are Dr. Vinton G. Cerf, MCI Telecommunications Corporation's Senior Vice President of Internet Architecture and Daniel L. Mosley, a partner in the law firm of Cravath, Swaine & Moore. While no member receives cash compensation for acting in such capacity, the members are eligible to receive stock options which are usually priced at the last reported sale price on date of issue and vest in three equal annual installments. Mr. Simon has received an option for 50,000 shares at a share price of $9.25 and an option for 50,000 shares at a per share price of $20.00. Mr. Mosley has received an option for 25,000 shares at a per share price of $9.375.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Bruce R. Thaw, a director of the Company, serves as general counsel to the Company and billed the Company $84,547 for legal fees for representing the Company in connection with legal and regulatory matters in 1997. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

                            STOCK PERFORMANCE GRAPH

         The graph below compares the total return (change in year end stock price plus reinvested dividends) of the Company's Common Stock, the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Computer and Data Processing Services Stock Index. The graph assumes that $100 was invested in the Company's Common Stock and in each of the foregoing indices. The graph also assumes that all dividends were reinvested.

         There can be no assurance as to the future trends in the total return of the Company's Common Stock or of the foregoing indices. The Company does not make nor does it endorse any predictions as to future stock price performance.

 Measurement       Information Resource      Total Return Index for Nasdaq           Nasdaq Computer and Data
   Period            Engineering, Inc.           Stock Market (U.S.)              Processing Services Stock Index
Year Covered               ($)                         ($)                                     ($)
-------------     ----------------------   ---------------------------------    -----------------------------------
    1992                 100.00                       100.00                                  100.00
    1993                 120.61                       114.79                                  105.83
    1994                 132.96                       112.21                                  128.53
    1995                 542.76                       158.69                                  195.74
    1996                 197.37                       195.18                                  241.54
    1997                 132.26                       239.57                                  296.27


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company's Board of Directors has selected KPMG Peat Marwick LLP as independent public accountants for the Company for the year ending December 31, 1998. KPMG Peat Marwick LLP has served the Company in the capacity of independent public accountants since the Company's initial public offering in 1989. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will be afforded the opportunity to make a statement if requested.

                             SHAREHOLDER PROPOSALS

         Shareholders who wish to present proposals for action at the next Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before January 30, 1999 in order to be considered for inclusion in next year's proxy materials.

                         ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report of the Company for the year ended December 31, 1997, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy solicitation material.

                                 OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                        By order of the Board of Directors,
                                        David A. Skalitzky
                                        Secretary


April 30, 1998
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                              BALTIMORE, MD 21236

               PROXY CARD, SOLICITED BY MANAGEMENT OF THE COMPANY


         The undersigned hereby constitutes and appoints Anthony A. Caputo or Bruce R. Thaw, or either one of them acting in the absence of the other, with full power of substitution, to be the true and lawful attorneys and proxies for the undersigned to vote at the Annual Meeting of Stockholders of Information Resource Engineering, Inc. (the "Company") to be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 on July 10, 1998 at 10:30 A.M. or at any adjournment thereof. Notice of which meeting together with a Proxy Statement has been received.

         Said proxies are directed to vote the shares the undersigned would be entitled to vote if personally present upon the following matters, all more fully described in the proxy statement.

         The directors favor a vote for the following proposals:

         1.      The election of directors

         [  ]  FOR all nominees, except as noted   [  ]  WITHHOLD AUTHORITY to
         vote for all nominees nominees: Anthony A. Caputo, Thomas A. Brooks, Ira A. Hunt, Jr., Douglas E. Kozlay and Bruce R. Thaw. Instructions: to withhold your vote from an individual nominee, write that nominee's name on the space provided below.

         ------------------------------------------------------------------

IF YOU DO NOT WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE AS PROVIDED HEREIN, YOU SHALL BE DEEMED TO HAVE GRANTED SUCH AUTHORITY.

         2. In accordance with their best judgment with respect to any other business that may properly come before the meeting.

The shares represented by this Proxy will be voted and in the event instructions are given in the space provided, they will be voted in accordance therewith; if instructions are not given, they will be voted as recommended by the Directors with regard to the proposals.

       The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement.

                                            DATED:
                                                   --------------------------

                                            ---------------------------------

                                            ---------------------------------
                                      SIGNATURE (MUST CORRESPOND WITH NAME AS
                                                 PRINTED IN THE SPACE BESIDE)





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